KEYSTONE WORLD BOND FUND
       PROXY FOR THE MEETING OF SHAREHOLDERS TO BE HELD ON JULY 14, 1997



     The undersigned, revoking all Proxies heretofore given, hereby appoints Dorothy E. Bourassa, Terrence J. Cullen, and Martin J. Wolin or any of them as Proxies of the undersigned, with full power of substitution, to vote on behalf of the undersigned all shares of Keystone World Bond Fund that the undersigned is entitled to vote at the special meeting of shareholders of Keystone World Bond Fund to be held at 3:00 p.m. on Monday, July 14, 1997, at the offices of Keystone Investment Management Company, 26th Floor, 200 Berkeley Street, Boston, Massachusetts 02116 and at any adjournments thereof, as fully as the undersigned would be entitled to vote if personally present, as follows:



     To approve an Agreement and Plan of Reorganization whereby Keystone Strategic Income Fund will (i) acquire all of the assets of Keystone World Bond Fund in exchange for Shares of Keystone Strategic Income Fund; and (ii) assume certain identified liabilities of Keystone World Bond Fund, substantially as described in the accompanying Prospectus/Proxy Statement.


[ ]  FOR                   [ ]  AGAINST                  [ ]  ABSTAIN

     PROXY SOLICITED ON BEHALF OF THE BOARD OF TRUSTEES OF KEYSTONE WORLD BOND
FUND.

     THE BOARD OF TRUSTEES OF KEYSTONE WORLD BOND FUND RECOMMENDS A VOTE FOR THE
PROPOSAL.

     THE SHARES REPRESENTED HEREBY WILL BE VOTED AS INDICATED OR FOR THE
PROPOSAL IF NO CHOICE IS INDICATED.

     THE PROXIES ARE AUTHORIZED IN THEIR DISCRETION TO VOTE UPON SUCH OTHER
MATTERS AS MAY COME BEFORE THE MEETING OR ANY ADJOURNMENTS THEREOF.

                                              NOTE: PLEASE SIGN EXACTLY AS YOUR
                                              NAME(S) APPEAR ON THIS CARD.
                                              Dated:                      , 199
                                              Signature(s):

                                              Signature (of joint owner,
                                              if any):

                                                   NOTE: When signing as
                                              attorney, executor, administrator,
                                              trustee, guardian, or as custodian
                                              for a minor, please sign your name
                                              and give your full title as such.
                                              If signing on behalf of a
                                              corporation, please sign full
                                              corporate name and your name and
                                              indicate your title. If you are a
                                              partner signing for a partnership,
                                              please sign the partnership name
                                              and your name. Joint owners should
                                              each sign this proxy. Please sign,
                                              date and return.

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                   (logo)     Evergreen Keystone     (logo)
                                    Funds


May 20, 1997


Dear Shareholder:


     We are pleased to announce that the combination of the Evergreen Keystone organization is well underway, and with the combined power of Evergreen Keystone we will be able to bring our investment and service capabilities to a new level.
One of the areas we are focusing on is merging funds with similar objectives to maximize the potential for lower overall expenses and greater operating efficiencies.



     The enclosed Prospectus/Proxy Statement contains a proposal to combine
Keystone World Bond Fund with Keystone Strategic Income Fund. This proposal is scheduled to be voted on at a special meeting of shareholders of Keystone World
Bond Fund on July 14, 1997.



     The reorganization has been structured as a tax-free transaction for shareholders. We believe it will result in one combined fund with greater efficiencies than two separate funds. This reorganization is not expected to affect the total value of your investment.


SUMMARY OF BENEFITS


     (Bullet) Potential for greater operating efficiencies



     (Bullet) Eliminate redundancies in fund offerings


     The Fund's Trustees have very carefully reviewed this proposed reorganization and believe it is in the best interests of shareholders. They recommend you vote FOR the proposal, which is described in detail in the attached Prospectus/Proxy Statement.

VOTING INSTRUCTIONS

     This package contains the materials you will need to vote. To vote, please sign the attached proxy card and return it today in the postage-paid envelope.
It is extremely important that you vote, no matter how many shares you own. This is an opportunity to voice your opinion on an important matter affecting your investment.


     If you have any questions regarding the proposed transaction or if you would like additional information about the Evergreen Keystone family of mutual funds, please call your financial adviser or Evergreen Keystone at 1-800-343-2898.



Sincerely,



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

/s/    Albert H. Elfner, III                            /s/    George S. Bissell

Albert H. Elfner, III                                      George S. Bissell
CHAIRMAN                                                   CHAIRMAN OF THE BOARD
Keystone Investment Management Company                      Keystone Funds